Exhibit 5.1

August 27, 2012

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Re: Registration Statement on Form S-4 (File No. 333-182572)

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-4, file no. 333-182572 (as amended, the “Registration Statement”), filed by DaVita Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance of up to 9,380,312 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), in connection with the merger of a wholly owned subsidiary of the Company (the “Subsidiary”) with and into HealthCare Partners Holdings, LLC, a California limited liability company (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 2012 (the “Merger Agreement”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

I am the Chief Legal Officer of the Company, and I am familiar with the proceedings to date with respect to the issuance of the Shares, the Registration Statement, the Merger and the Merger Agreement. In this regard, I directly or through attorneys under my direction have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

In such examination, I have assumed (a) that all documents relevant hereto have been duly authorized, executed and delivered by the parties thereto other than the Company and the Subsidiary, (b) that such documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Subsidiary, enforceable against each of them in accordance with their respective terms, and (c) that the status of such documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

For the purposes of this opinion, I have assumed that there will be no changes in the laws currently applicable to the Company and the validity, legally binding character or enforceability of the Registration Statement, the Merger Agreement and each other document related to the Merger, and that such laws will be the only laws applicable to the Company, the Registration Statement and the Merger Agreement. I have further assumed that neither the Certificate of Incorporation nor the By-laws of the Company will have been materially modified or amended.

Subject to the foregoing, and subject to the limitations, assumptions, qualifications and the other matters set forth herein, it is my opinion that, following the (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to California Corporations Law, (iii) filing, acceptance and effectiveness of a certificate of merger relating to the Merger pursuant to California Limited Liability Company Act, and (iv) issuance of the Shares pursuant to the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the substantive laws of the State of New York, as in effect on the date hereof. For the purposes of rendering the opinion set forth above, I have assumed, without any independent investigation, that the laws of the State of New York are identical in all relevant respects to the applicable substantive laws of the State of Ohio. I express no opinion and make no representation as to the appropriateness of such assumption.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to me included in or made a part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Kim M. Rivera

Kim M. Rivera
Chief Legal Officer